Exhibit 5.1

Wayne T. Egan	WeirFoulds LLP BARRISTERS & SOLICITORS
E-mail wegan@weirfoulds.com Direct Line 416-947-5086 File No. 11628.00002
               October 31, 2007
Canadian Solar Inc.
Xin Zhuang Industry Park
Changshu, Suzhou
Jiangsu 215562
People’s Republic of China
Dear Sirs:
     Re: Canadian Solar Inc. (the “Company”)
     We have acted as special legal counsel in Canada to the Company, a limited liability corporation formed under the federal corporate laws of Canada, in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an amount of common shares in the capital of the Company (the “Common Shares”) for issuance pursuant to the following share incentive plan of the Company (the “Plan”).
Share Incentive Plan
     As Canadian counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Common Shares by the Company and have assumed that the Common Shares will be issued in accordance with the Plan and the resolutions authorising their issue.
     It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the securities register recording the shareholders of the Company, will be legally issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours truly, /s/ WeirFoulds LLP WeirFoulds LLP

The Exchange Tower, Suite 1600 P.O. Box 480, 130 King Street West Toronto, Ontario, Canada M5X 1J5	Telephone Facsimile Website	416-365-1110 416-365-1876 www.weirfoulds.com